Exhibit 99.1

Behringer Harvard Acquires Majority Interest
in Legendary St. Louis Property
The Chase Park Plaza is a 1.2 million-square-foot mixed-use complex

DALLAS, December 13, 2006 – Behringer Harvard announced today that it has acquired a majority interest in the legendary Chase Park Plaza hotel and the adjacent Park Plaza residential tower, a historic landmark in the cosmopolitan Central West End neighborhood of St. Louis, Missouri. The transaction is in partnership with longtime local part-owner, operator and developer James L. Smith.

“The Chase Park Plaza is a high-quality architectural treasure of remarkable proportions,” said Robert M. Behringer, founder and CEO of Behringer Harvard. “This unique property has a grand history of entertaining U.S. presidents, kings and queens, celebrities, and dignitaries from around the world. Once the planned redevelopment is complete, we believe it will reinforce the property’s reputation as the destination and residence of choice in the Midwest while providing an attractive return to our investors.”

Bob Hope, Dean Martin, Jerry Lewis, Frank Sinatra and other celebrities entertained in the hotel’s Chase Club during their eras, while every U.S. president from the 1920s to the 1990s has been a hotel guest.

In 2003, the hotel received a Four Diamond rating from AAA and became affiliated with Preferred Hotels & Resorts Worldwide, a network of the finest 120 hotels in the world.

The Chase Park Plaza is a mixed-use complex dating to the 1920s. Its approximately 1.2 million square feet of space encompass The Chase Park Plaza hotel, an 11-story luxury hotel; the Park Plaza, a 29-story residential high-rise; and a five-story parking garage. The complex occupies about 80 percent of a six-acre block and includes five restaurants; about 65,000 square feet of banquet and meeting space; a five-screen, first-run movie theater; an outdoor swimming pool; an 18,000-square-foot fitness facility; offices; and a salon and spa along with numerous retail shops.

Plans for the property include an approximately $95 million renovation. The renovation includes the refurbishment of the hotel suites and common areas. Also, to meet a growing hotel room demand, Behringer Harvard and its partner intend to convert three floors of the residential tower into 89 additional hotel suites and three other floors into 48 furnished corporate apartments. The upper 16 floors will be transformed from apartment units into The Private Residences at The Chase Park Plaza, a project that will create 87 high-end condominiums with unparalleled amenities and features (visit www.chaseparkplaza.com and www.chaseresidences.com for details).

Chase Park Plaza is located about four miles west of downtown St. Louis and 11 miles southeast of Lambert-St. Louis International Airport. The property sits at the northeast corner of Forest Park, which at 1,371 acres is one of the largest urban parks in the United States. Forest Park is home to the St. Louis Zoo, the St. Louis Science Center, the St. Louis Art Museum, a 27-hole golf course, a skating arena, jogging trails and other cultural attractions.

The Chase Park Plaza is minutes from Washington University and Barnes-Jewish Hospital, the city’s largest medical center and employer. The surrounding area features the McDonnell Planetarium, the Magnificent Fox Theater, the Powell Symphony Hall and The Muny, the nation’s oldest and largest outdoor theater. The immediate neighborhood has been home to Tennessee Williams, T.S. Eliot and Joseph Pulitzer.

The acquisition is Behringer Harvard’s second investment in the St. Louis market, where it also owns a significant interest in the St. Louis Place office tower downtown.

The Chase Park Plaza has been acquired for Behringer Harvard Opportunity REIT I, Inc., which also holds investments in assets in Texas, Nevada, Minnesota and Massachusetts.

About Behringer Harvard

Behringer Harvard is an integrated commercial real estate company investing in assets domestically and internationally. The company offers strategic real estate fund opportunities across a wide spectrum of investment styles for retail investors, as well as domestic and international institutions, through its real estate investment trusts, partnerships, joint ventures and proprietary program structures. For more information, call toll-free 866.655.3600 or visit behringerharvard.com.

This release contains forward-looking statements relating to the business and financial outlook of Behringer Harvard Opportunity REIT I, Inc., that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the “Risk Factors” section of the prospectus for the offering of shares of Behringer Harvard Opportunity REIT I, Inc. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Katie Myers Richards/Gravelle katie_myers@richards.com 214.891.5842	Jason Mattox Executive Vice President Behringer Harvard jmattox@behringerharvard.com 866.655.3600	Barbara Marler Marketing Manager Behringer Harvard bmarler@behringerharvard.com 469.341.2312